Exhibit 99.2

PRESS RELEASE For Immediate Release

Monolithic Power Systems, Inc.

79 Great Oaks Boulevard

San Jose, CA 95119 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems Announces $50 Million Stock Repurchase Program

SAN JOSE, California, February 4, 2016--Monolithic Power Systems, Inc. (MPS) (Nasdaq: MPWR), a leading company in high performance power solutions, today announced that its Board of Directors has approved a new stock repurchase program that authorizes MPS to repurchase up to $50 million in the aggregate of its common stock through December 31, 2016.

“We continue to apply our long-term strategy of balanced capital allocation which includes dividend payments, stock buybacks and technology investments,” said Michael Hsing, CEO and founder of MPS.

 The repurchases will be funded from available working capital. As of December 31, 2015, MPS had cash, cash equivalents and investments of $240 million, and 41 million diluted weighted-average shares of common stock outstanding.

Stock repurchases under the program may be made through open market repurchases, privately negotiated transactions or other structures in accordance with applicable state and federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any repurchased common stock will be determined by MPS’ management based on its evaluation of market conditions, legal requirements, share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate MPS to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

Forward-Looking Statements

 Actual events may differ materially from those indicated or suggested by such forward looking statements as a result of various important factors including, among others, the market price of the Company's common stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, general economic condition, and other factors as identified in the Company's most recent Quarterly Report on Form 10-Q filed with the SEC (a copy of which may be accessed through the company’s website at www.monolithicpower.com). In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

About Monolithic Power Systems

Monolithic Power Systems, Inc. (MPS) provides small, highly energy efficient, easy-to-use power solutions for systems found in industrial applications, telecom infrastructures, cloud computing, automotive, and consumer applications. MPS' mission is to reduce total energy consumption in its customers' systems with green, practical, compact solutions. The company was founded by Michael R. Hsing in 1997 and is headquartered in San Jose, CA. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com